Exhibit 8.1

October 25, 2006

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, GA 30308

Ladies and Gentlemen:

We have acted as counsel to SunTrust Banks, Inc., a Georgia corporation (the “Company”) and SunTrust Preferred Capital I, a Delaware statutory trust (the “Trust”) in connection with the preparation and filing of a Registration Statement on Form S-3 and each post-effective amendment thereto (as amended, the “Registration Statement”), including the prospectus, dated October 18, 2006 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated October 18, 2006 (the “Prospectus Supplement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to (A) $500,000,000 of 5.853% Fixed-to-Floating Rate Normal Preferred Purchase Securities (the “Normal PPS”), and an indeterminate number of Stripped Preferred Purchase Securities (the “Stripped PPS”) and Capital Preferred Purchase Securities (the “Capital PPS” and, together with the Normal PPS and the Stripped PPS, the “PPS”), (B) $501,000,000 principal amount of Remarketable Junior Subordinated Notes due 2042, (C) 5,010 shares of the Company’s Perpetual Preferred Stock, Series B, $100,000 liquidation preference per share (the “Preferred Stock”), (D) stock purchase contracts relating to the purchase of the Preferred Stock by the Trust, and (E) a guarantee of payment on the PPS to be provided by the Company.

In rendering the opinion set forth below, we have examined and relied upon such records, agreements, instruments and other documents as we have deemed relevant and necessary, including but not limited to, (i) the Registration Statement, including the Prospectus and the Prospectus Supplement, (ii) the Form of Amended and Restated Declaration of Trust, dated as of October 25, 2006, among the Company, U.S. Bank National Association, as property trustee, U.S. Bank Trust National Association, as Delaware trustee, the administrative trustees named therein, and the holders of the trust securities, (iii) the Form of Junior Subordinated Indenture, dated as of October 25, 2006, between the Company and U.S. Bank National Association, as trustee, and the Form of Supplemental Indenture thereto, dated as of October 25, 2006, (iv) the Form of Stock Purchase Contract Agreement, dated as of October 25, 2006, between the Company and

SunTrust Banks, Inc.

October 25, 2006

the Trust, acting through U.S. Bank National Association, as property trustee, (v) the Form of Collateral Agreement, dated as of October 25, 2006, among the Company, The Bank of New York Trust Company, N.A., as collateral agent, custodial agent, securities intermediary and securities registrar, and the Trust, acting through U.S. Bank National Association, as property trustee, and (vi) the Form of Guarantee Agreement, dated as of October 25, 2006, between the Company and U.S. Bank National Association, as guarantee trustee. In connection with such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Our opinion set forth below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement or stated herein, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Consequences,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the PPS to “U.S. holders” (as defined therein), are accurate in all material respects.

We express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Certain U.S. Federal Income Tax Consequences” in the Prospectus Supplement.

Very truly yours,

/s/ King & Spalding LLP

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